Exhibit 10.3

ELOXX PHARMACEUTICALS, INC.

ISRAELI SUB - PLAN

1.	PREAMBLE

(a)	This Israeli Sub-Plan (the “Sub-Plan”) shall apply only to Participants who are residents or citizens of the State of Israel or those who are deemed to be residents or citizens of the State of Israel for the payment of tax (the “Israeli Participants”). The provisions specified hereunder shall form an integral part of the Eloxx Pharmaceuticals Inc. 2018 Equity Incentive Plan to which this Sub-Plan is attached (the “Plan”). For the avoidance of doubt, this Sub-Plan does not add to or modify the Plan in respect of any other category of Participants.

(b)	The Plan and this Sub-Plan are complementary to each other and shall be deemed one. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in this Sub-Plan shall prevail with respect to Awards granted to Israeli Participants.

(c)	Any capitalized terms not specifically defined in this Sub-Plan shall be construed according to the interpretation given to them in the Plan. The Plan administrator shall have full and binding authority to construe and interpret the terms of this Sub-Plan, and any such determinations shall be final and binding on all parties.

(d)	The purpose and intent of the Sub-Plan is to provide incentives to employees, directors, officers, service providers, consultants and/or advisors of the Company and/or any Affiliate who are Israeli Participants by providing them with the opportunity to benefit from increases in value of the Common Stock through the issuance of shares, Options, Restricted Stock Awards, Restricted Stock Unit Awards and other Stock Awards.

This Sub-Plan is to be read as a continuation of the Plan and only refers to Awards granted to Israeli Participants so that they comply with the requirements set by the Israeli law in general and in particular with Section 102 of the Israeli Income Tax Ordinance (New Version), 1961, as amended from time to time, or any provision which may amend or replace it (the “Ordinance” and “Section 102”) and the rules, regulations and orders or procedures promulgated thereunder from time to time, as amended or replaced from time to time (the “Rules”) and to enable the Company and the Israeli Participants hereunder to benefit from Section 102 and the Rules and also to enable the Company to grant Awards and issue shares outside the context of Section 102. The Company, however, does not warrant that the Plan and Sub-Plan will be recognized by the income tax authorities or that future changes will not be made to the provisions of the law, regulations or the Rules, which are promulgated from time to time, or that any exemption or benefit currently available pursuant to Section 102 will not be abolished.

(e)	Should any provision of Section 102, regulations thereunder or the Rules which apply to employees or any such other Participants who are Israeli Participants as applicable under the provisions of Section 102 and the Rules, be amended, such amendment shall be deemed included in the Sub-Plan with respect to Awards granted or shares issued in the context of Section 102. Where a conflict arises between any section of the Sub-Plan, the Award Agreement or their application, and the provisions of any tax law, rule or regulations, including without limitation the Ordinance and/or the Rules, whether relied upon for tax relief or otherwise, the latter shall prevail, and the Board or the Committee in its sole discretion shall determine the necessary changes to be made to the Sub-Plan and its determination regarding this matter shall be final and binding.

(f)	The Sub-Plan shall be administered by the Board or the Committee as further set forth in the Plan. Subject to applicable law and without derogating from the generality of the Plan, the Board shall have plenary authority to determine whether or not an Award shall be granted pursuant to Section 102, and if so, whether such Award be granted to a trustee under the Ordinance and the election of the “Ordinary Income Route” according to Section 102(b)(1) of the Ordinance or the “Capital Gains Route” according to Section 102(b)(2) of the Ordinance or otherwise (Awards granted either under the Ordinary Income Route or under the Capital Gains Route shall be referred to herein as “Approved 102 Awards”), or without a trustee according to Section 102(c) of the Ordinance (the “Unapproved 102 Awards”).

(g)	No director or officer of the Company shall be personally liable or obligated to any Participant as a result of any decision made and/or action taken with respect to the Sub-Plan or its interpretation or execution.

2.	DESIGNATION OF ISRAELI PARTICIPANTS

(a)	The persons eligible for participation in the Sub-Plan as Israeli Participants shall include any employee, director, service provider, consultant and/or advisors of the Company or any Affiliate or any other person or entity so designated by the Board, provided that for the purpose of the Israeli tax law, Israeli Employees (as defined herein) may only be granted Awards under Section 102 of the Ordinance; and Israeli Non-Employees (as defined below) may only be granted Awards under Section 3(i) of the Ordinance.

For the purpose of this Section:

“Israeli Employee” shall mean a person who is employed by the Company or its Affiliate, which is an “employing company” within the meaning of Section 102(a) of the Ordinance, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder, who is an Israeli resident or deemed to be an Israeli resident for the payment of tax.

“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

“Israeli Non-Employees” shall mean a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Israeli Employee, who is an Israeli resident or deemed to be an Israeli resident for the payment of tax.

(b)	The grant of an Award hereunder shall neither entitle the Israeli Participant to participate nor disqualify the Israeli Participant from participating in, any other grant of Awards pursuant to the Plan or any other Award or share plan of the Company or any Affiliate.

3.	DESIGNATION OF AWARDS PURSUANT TO SECTION 102

(a)	The Company may designate Awards granted to Israeli Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

(b)	The grant of Approved 102 Awards shall be made under this Sub-Plan adopted by the Board, and shall be conditioned upon the approval of this Sub-Plan by the ITA.

(c)	Approved 102 Award may either be classified as Capital Gain Award (“CGO”) or Ordinary Income Award (“OIO”).

(d)	Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

(e)	Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

(f)	The Company’s election of the type of Approved 102 Awards as CGO or OIO granted to Israeli Employees (the “Election”), shall be appropriately filed with the ITA before the date of grant of an Approved 102 Award. Such Election shall become effective beginning the first date of grant of an Approved 102 Award under this Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Israeli Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards or any other Awards simultaneously.

(g)	All Approved 102 Awards must be held in trust by a Trustee, as described below.

(h)	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

(i)	With regards to Approved 102 Awards, the provisions of the Sub-Plan and/or the Award Agreement (as defined in the Plan) shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Sub-Plan and of the Award Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Sub-Plan or the Award Agreement, shall be considered binding upon the Company and the Israeli Participants.

4.	GRANT OF THE AWARDS AND ISSUANCE OF THE SHARES TO THE TRUSTEE

(a)	Shares issued upon exercise of an Award shall be issued to the Israeli Participant or to the Trustee (as such term is defined below), in the name of the Israeli Participant and on his or her behalf, subject to the sole discretion of the Board. In the event that the Board grants an Award to be held by the Israeli Participant directly, and unless determined otherwise with respect to a specific grant, then without derogating from any other rights or obligations conveyed to the Israeli Participant according to the Sub-Plan all rights and obligations conveyed to the Trustee according to this Sub-Plan shall be awarded to the said Israeli Participant.

(b)	The Board shall appoint a Trustee for the purposes of this Sub-Plan (the “Trustee”). In case of a Trustee nominated under Section 102, the nomination of such Trustee shall be subject to the approval of the Israeli Income Tax Authorities (the “ITA”) in accordance with the provisions of Section 102(a) of the Ordinance. The Trustee shall have all the powers provided by law, including, without limitation, the Ordinance, Section 102 and the Rules, the trust agreement with the Company and/or any Affiliate thereof, and the Sub-Plan and shall act pursuant to the provisions thereof, as they shall apply from time to time. The Board or the Committee shall be entitled to replace the Trustee and/or to nominate another person to serve as a Trustee in lieu of the existing Trustee at its sole discretion, subject to applicable law, and that the new Trustee shall have the same powers and authority which this Sub-Plan grants the Trustee.

(c)

Unless otherwise determined by the Board, all Award including, without limitation, the shares issued pursuant thereto, and all rights deriving from or in connection therewith, including, without limitation, any bonus shares (including stock dividends) issued in connection therewith, shall be issued by the Company in the name of the Trustee on behalf of the Israeli Participant and the share certificates representing any shares issued pursuant to Awards exercised hereunder, shall be issued by the Company in the name of the Trustee in trust for the designated Israeli Participant and shall be deposited with the Trustee, held by him and registered in his name in the register of shareholders of the Company for such period as determined by the Board but, in the case of Approved 102

Awards, not less than the period set forth therein or otherwise required, or approved, with respect thereto pursuant to Israeli law, regulations promulgated thereunder, the Ordinance, Section 102 or the Rules, as shall be in effect from time to time (the “Restriction Period”) and the same tax route pursuant to Section 102 shall apply thereto. Furthermore, Approved 102 Awards granted or shares issued pursuant to such Approved 102 Awards shall not be sold or transferred until the end of the Restriction Period, unless otherwise allowed or determined by the Israeli tax authorities. Notwithstanding the above, if any such sale or transfer occurs during the Restriction Period, the sanctions under Section 102 of the Ordinance and under the Rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Israeli Participant.

Notwithstanding anything to the contrary, the Trustee shall not release any shares, income of appropriation allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Israeli Participant’s tax liabilities arising from Approved 102 Awards which were granted to him/her and/or any shares allocated or issued upon exercise of such Awards.

(d)	Unless otherwise determined by the Board, Awards granted hereunder shall not confer upon the Israeli Participant any of the rights of a shareholder of the Company, for as long as they have not been exercised and, once exercised, for as long as the shares have not been issued, transferred and registered in the Israeli Participant’s name in the Company’s shareholder register.

(e)	Nothing in the aforegoing provisions shall derogate from the power of the Board to grant Awards or to allot shares to the Trustee otherwise than under the provisions of Section 102 and the Rules or to allot shares or grant Awards to Israeli Participants directly otherwise than through the Trustee or on terms which differ from those specified above or to approve the transfer of shares from the Trustee to the name of any Israeli Participant(s) upon such conditions as shall be determined by the Board.

5.	AWARD OR SHARE PURCHASE AGREEMENT

Unless otherwise determined by the Board, every Israeli Participant shall be required to sign an Award Agreement.

The Award Agreement need not be identical with respect to each Israeli Participant. The following terms, however, shall apply to all Awards, and, mutatis mutandis, shares, unless otherwise determined by the Board or set forth in the Israeli Participant’s Award Agreement:

(a)	The Awards granted to Israeli Participants pursuant to Section 102 and the Rules are personal and except insofar as is specified in this Sub-Plan, may not be transferred, assigned, pledged, withheld, attached or otherwise charged either voluntarily or pursuant to any law, except by way of transfer pursuant to the laws of inheritance or as otherwise determined by the Board, and no power of attorney or deed of transfer, whether the same has immediate effect or shall take effect on a future date, shall be given with respect thereto. During the lifetime of such Israeli Participant the Award may only be exercised by the designated Israeli Participant or, if granted to the Trustee, by the Trustee on behalf of the designated Israeli Participant. A note as to the provisions of this sub-section or a legend may appear on any document which grants the Award and in particular in the Award Agreement, and also on any share certificate.

(b)	The right to exercise the Award is granted to the Trustee on behalf of the Israeli Participant and maybe subject to a vesting schedule, and may be further subject to any performance goals and measurements as may be determined by the Board, provided that, unless otherwise determined by the Board or set forth in the respective Award Agreement, upon each of such vesting dates the Israeli Participant continues to be employed by, or provide services to, or serve as a director or officer of the Company or an Affiliate on a continual basis from the date of the grant thereof.

(c)	The Board may determine at its sole discretion, that any Israeli Participant shall be entitled to receive the Awards or the shares, through the Trustee, pursuant to the provisions of this Sub-Plan or, subject to the provisions of Section 102, as applicable, directly in the name of the Israeli Participant, immediately upon execution of the Award Agreement or on such other date or dates as the Company has undertaken towards such Israeli Participant. The Board shall be entitled, subject to applicable law, to determine that where the Israeli Participant does not comply with the conditions determined by the Board or the Award Agreement or ceases to be an employee of or to provide services to serve as an officer or director of the Company or an Affiliate, the Company or an Affiliate shall have the right to repurchase the shares from the Israeli Participant for the higher of: (i) nominal or (ii) any other consideration paid by the Israeli Participant, subject to applicable law. The Board may set additional conditions to this right of repurchase. For as long as the aforegoing conditions of the Board (including, without limitation, a minimum period of employment, other engagement or appointment as a condition for the lapse of the right to reacquisition) have not been complied with, or have not lapsed, as applicable, the Israeli Participant shall not be entitled to sell or charge or transfer in any other manner the shares which are subject to the right of reacquisition. As security for the compliance with this undertaking the share certificate will be deposited with the Trustee who will release the same to the Israeli Participant only after the Israeli Participant becomes entitled to the shares and the same are not subject to any other restrictive condition.

(d)	The Award Agreement shall be further subject to the Plan in connection with termination of Continuous Service, acceleration upon a Change of Control, exercise price, dividends, and vesting.

6.	TERM OF AWARDS; EXERCISE

(a)	The term of each Award shall be as set forth in the Plan or the Award Agreement, subject to an early termination in connection with a Change of Control and other circumstances set forth in the Plan.

(b)	An Israeli Participant who desires that the Trustee exercise an Award granted to the Trustee on his behalf shall so instruct the Trustee in writing in the form annexed hereto as Appendix A or in such other form as shall be approved by the Board from time to time. The notice shall be accompanied by payment of the full Award Exercise Price as provided in the Award Agreement.

(c)	As a condition for the exercise of the Award, the Israeli Participant shall pay, or otherwise make arrangements to the Company’s satisfaction, for the payment of the tax and other obligatory payments applicable to him (including all sums payable arising out of or in connection with the Company’s obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan and the Sub-Plan.

(d)	Upon receipt of all the requisite documents, approvals and payments from the Israeli Participant, including sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company and the Trustee, the Trustee shall deliver a notice to the Company in the form annexed hereto as Appendix B or in such other form as shall be approved by the Board, whereupon the Company shall allot the shares in the name of the Trustee.

(e)

An Israeli Participant who desires to exercise an Award granted directly to him or her (and not through the Trustee), subject to the approval of the Board, shall so notify the Company in writing in such form as shall be prescribed by the Board from time to time. As a condition for the exercise of the Award, the Israeli Participant shall pay or otherwise make arrangements, to the Company’s or its Affiliate’s satisfaction, for the payment of the tax and other obligatory payments applicable to him (including all sums payable by the Company or its Affiliate arising out of its obligation to deduct tax and other obligatory payments at source) pursuant to applicable law and the provisions of the Plan or the Sub-Plan. Upon receipt of all the requisite documents, approvals and payments from the Israeli Participant, including sufficient proof of payment or other arrangement with respect to the payment of any applicable taxes in form satisfactory to the Company or the Affiliate, the Company shall allot the shares or the Award in the name of the Israeli Participant.

(f)	Without limiting the foregoing, the Board may, with the consent of the Israeli Participant, from time to time cancel all or any portion of any Award then subject to exercise, and the Company’s obligation in respect of such Award may be discharged by: (i) payment to the Israeli Participant or to the Trustee on behalf of the Israeli Participant of an amount in cash equal to the excess, if any, of the Fair Market Value (as such term is defined in the Plan) of the Awards at the date of such cancellation subject to the portion of the Award so canceled over the aggregate Award Exercise Price of such shares; (ii) the issuance or transfer to the Israeli Participant or to the Trustee on behalf of the Israeli Participant of shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess; or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Board in its sole discretion.

7.	ADDITIONAL DOCUMENTS

Whether the Award is granted or issued in the name of the Trustee or otherwise, the Company shall have the right to demand from the Israeli Participant at any time that the same shall provide, and the Israeli Participant shall provide, any certificate, declaration or other document which the Company and/or the Trustee shall consider to be necessary or desirable pursuant to Section 102.

8.	TAXATION

(a)	General

Subject to applicable law, the Israeli Participant shall be liable for all taxes, duties, fines and other payments which may be imposed by the tax authorities (whether in Israel or abroad) and for every obligatory payment of whatever source in respect of the Awards, the shares (including, without limitation, upon the grant of Awards, the exercise of the Awards, the sale of the shares or the registration of the shares in the Israeli Participant’s name) or dividends or any other benefit in respect thereof and/or for all charges which shall accrue to the Israeli Participant, the Company, any Affiliate and/or to the Trustee in connection with the Plan, the Awards and/or the shares, or any act or omission of the Israeli Participant or the Company in connection therewith or pursuant to any determination of the applicable tax or other authorities.

(b)	Deduction at Source

The Company (including any Affiliate) and/or the Trustee shall have the right to withhold or require the Israeli Participant to pay an amount in cash or to retain or sell without notice Common Stock or any portion of the Award in value sufficient to cover any tax or obligatory payment required by a governmental entity administrative authority to be withheld or otherwise deducted and paid with respect to the Awards or the shares subject thereto (including, without limitation, upon the registration of the shares in the Israeli Participant’s name) or with respect to dividends or any other benefits in respect thereof (“Withholding Tax”), and to make payment (or to reimburse itself or himself for payment made) to the appropriate tax or other authority of an amount in cash equal to the amount of such Withholding Tax. Notwithstanding the foregoing, the Israeli Participant shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company and/or its Affiliate and/or the Trustee with funds sufficient to enable the Company and/or its Affiliate and/or the Trustee to pay such Withholding Tax.

(c)	Certificate of Authorization of Assessing Officer

The Company (including any Affiliate) or the Trustee shall at any time be entitled to apply to the assessing officer, and in the case of an Israeli Participant abroad, to any foreign tax authority, for receipt of their certificate of authorization as to the amount of tax which the Company or any Affiliate or the Israeli Participant or the Trustee is to pay to the tax authorities resulting from granting the Awards or allotting the shares, or regarding any other question with respect to the application of the Plan.

9.	RIGHTS AND/OR BENEFITS ARISING OUT OF THE EMPLOYEE/ EMPLOYER OR OTHER RELATIONSHIP AND THE ABSENCE OF AN OBLIGATION TO ENGAGE

(a)	Other than with respect to social security payments if required to be made by the Company or an Affiliate as a result of its choice of the tax treatment of the Awards pursuant to Section 102, no income or gain which shall be credited to or which purports to be credited to the Israeli Participant as a result of the Sub-Plan, shall in any manner be taken into account in the calculation of the basis of the Israeli Participant’s entitlements from the Company or any Affiliate or in the calculation of any social welfare right or other rights or benefits arising out of the employee/employer relationship between the parties or any other engagement by the Company of the Israeli Participant. If, pursuant to any law, the Company or any Affiliate shall be obliged for the purposes of calculation of the said items to take into account income or gain actually or theoretically credited to the Israeli Participant, the Israeli Participant shall indemnify the Company or any Affiliate, against any expense caused to it in this regard.

(b)	Nothing in the Sub-Plan shall be interpreted as obliging the Company or any Affiliate to employ or otherwise engage the Israeli Participant and nothing in the Sub-Plan or any Award granted pursuant thereto shall confer upon any Israeli Participant any right to continue in the employment (or other engagement or appointment, as applicable) of the Company or any Affiliate or restrict the right of the Company or any Affiliate to terminate such employment (or other engagement or appointment, as applicable) at any time. The Israeli Participant shall have no claim whatsoever against the Company or any Affiliate as a result of the termination of his or her employment (or other engagement or appointment, as applicable), including, without limitation, any claim that such termination causes any Awards to expire or otherwise terminate and/or prevents the Israeli Participant from exercising the Awards and/or from receiving or retaining any shares pursuant to any agreement between him and the Company, or results in any loss due to an early imposition, or earlier than anticipated imposition, of tax or other liability pursuant to applicable law.

10.	TERM, TERMINATION AND AMENDMENT

This Sub-Plan shall become effective as of the Effective Date and shall terminate on upon the termination of the Plan.

11.	RELEASE OF THE TRUSTEE FROM LIABILITY AND INDEMNIFICATION

(a)

In no event shall the Trustee be liable to the Company and/or any Israeli Participant under the Sub-Plan and/or any third party (including without prejudice to the generality of the aforegoing, to the income tax authorities and any other governmental or administrative authority), or to a purchaser of shares from any Israeli Participant with respect to any act or omission which has been or will be carried out in relation to the Sub-Plan, its execution and any matter connected thereto or arising therefrom. The Company will not, and the Israeli

Participant will be required to covenant upon signing the Award Agreement that he will not, make any claim against the Trustee in any manner whatsoever and on any ground whatsoever and they expressly agree that if the Trustee is sued by them, then the Trustee shall be entitled by virtue of this Section alone to apply to the court for dismissal of the action against them with costs. The Company covenants and agrees that if an action is commenced by any third party against the Trustee it shall be entitled, without any objection on the Company’s part to join the Company as a third party to any action and a judgment against them will be paid by the Company.

(b)	The Company covenants and the Israeli Participant will be required to covenant to indemnify the Trustee against any liability in relation to any claim and/or demand made against the Trustee by any person whatsoever, including the tax authorities, in relation to its acts or omissions in connection with the Plan.

12.	GOVERNING LAW

The Sub-Plan (including any relevant portion of the Plan) and all instruments issued thereunder shall be governed by and construed in accordance with the laws of the State of Israel.

ELOXX PHARMACEUTICALS INC.

APPENDIX A

to Eloxx Pharmaceuticals Inc. Israeli Sub-Plan

(SECTION 11.3)

NOTICE OF EXERCISE

[Adjustments may be required for Awards that are not options]

Date:

The Trustee under the Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan and its Israeli Sub-Plan

Dear Sirs,

RE: NOTICE OF EXERCISE

I hereby wish to inform you that it is my desire that of the Award which was granted to you on              to acquire              (            ) Common Stock of Eloxx Pharmaceuticals Inc. (the “Company”) on my behalf, you exercise and acquire on my behalf              (            ) of the Common Stock subject to the said Award at a price of USD              per share, all in accordance with the Plan and Sub-Plan.

Attached to this Notice is a check in the amount of USD              (USD             ), as payment for the above mentioned shares.

I am aware that all the shares shall be allotted to you, registered in your name and that you shall hold all share certificates representing such shares.

Likewise, I am aware of and agree to all other provisions of the Plan, the Sub-Plan and applicable law.

Yours sincerely,

Signature

Name

ELOXX PHARMACEUTICALS INC.

APPENDIX B

to Eloxx Pharmaceuticals Inc. Israeli Sub-Plan

(SECTION 11.5)

NOTICE OF EXERCISE

[Adjustments may be required for Awards that are not options]

Date:

Dear Sirs,

RE: NOTICE OF EXERCISE

Please be advised that I hereby exercise                      (                    ) of the Common Stock subject to the Award which was granted to me on behalf of                      on                          to acquire                      (                    ) Common Stock of Eloxx Pharmaceuticals Inc., at a price of USD                      per share, all in accordance with the Plan and Sub-Plan.

Attached to this Notice is a check in the amount of USD                      (USD                     ) as payment for the abovementioned shares.

Yours sincerely,

The Trustee